Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clearwater Paper Corporation:

We consent to the use of our reports dated March 11, 2011, except for Note 20, as to which the date is April 29, 2011, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2010 and 2009, the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, included and incorporated herein by reference, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Clearwater Paper Corporation and subsidiaries excludes an evaluation of the internal control over financial reporting of an acquired business, Cellu Tissue Holdings, Inc.

/s/ KPMG LLP

Seattle, Washington

April 29, 2011